Exhibit (h)(xxxvii)

Access Data – Confidential

ACCESS DATA CORP.

Board Reporting Services Agreement

This Board Reporting Services Agreement (the “Agreement”) between Access Data Corp. (“ADC”) and Spirit of America Management Corp (the “Client”) is entered into as of January 28, 2025 (“Effective Date”) and outlines the general terms and conditions of an advisory contract renewal (15(c)) package, as well as periodic custom reports to be provided by ADC as requested by the Client.

1.	SERVICES

a.	15(c) Packages. Client hereby subscribes to receive, and ADC agrees to provide, customized reports that provide comparisons and data as it pertains to the review and evaluation of mutual funds of the Client (the “15(c) Reports”), and consultation as it pertains to the content of the 15(c) Reports (together with the 15(c) reports the (“15(c) Services”) as more specifically set forth on the 15(c) Reports and Services Schedules hereto signed by ADC and Client (the “15(c) Reports and Services Schedule(s)”). Each such schedule shall specify, among other things, the scope, funds, content, project timeline and delivery details and other services contracted for, and the period(s) for which 15(c) Reports are requested (each a “Report Cycle”).

b.	Custom Reports. In addition, ADC shall provide such other customized reports Client may request from time to time (each, a “Custom Report”) and, together with the 15(c) Reports, the “Reports”), as more fully described in the Custom Report Schedules hereto (the “Custom Report Schedule(s)” and, together with the 15(c) Reports and Services Schedule(s), the “Schedule(s)”).

c.	Each Schedule is hereby incorporated into and is a part of this Agreement. The parties shall identify the 15(c) Services and/or Reports in each such Schedule and shall attach either a fully-executed Schedule or written confirmation of Client acceptance of the Schedule to this Agreement. ADC shall provide the 15(c) Services and/or Reports set forth in each Schedule in accordance with the terms and conditions of this Agreement.

2.	TERM

a.	The term of this Agreement (the “Term”) shall commence on the Effective Date and continue in effect until terminated by either party upon 90 days’ prior written notice to the other party. The term of each Schedule shall be for the period indicated therein, and termination of any Schedule shall be in accordance with the terms specified therein.

b.	In addition, either party may terminate this Agreement on written notice in the event of a material breach of this Agreement which such party fails to remedy within 30 days after receiving written notice of breach (or, in the event of a breach which is not capable of being cured, termination shall be effective upon written notice), and in the event of any such termination by Client, it shall have no further obligation to pay fees for the 15(c) Services and/or Reports.

3.	CHARGES

a.	The fees for the 15(c) Services and Reports (“Fees”) shall be as set forth in the Schedule(s) attached hereto. Client acknowledges that the fees for the 15(c) Services are calculated based on (i) the number of funds and share classes, (ii) the design and layout of the Reports, (iii) the amount of proprietary and third-party content included as part of the Reports (“Content”), and (iv) other order details as the parties shall mutually agree in writing. In addition to the stated Fees, Client will pay to ADC or to the relevant taxing authority, as appropriate, any applicable sales, use, goods and services, value added or other taxes payable under this Agreement (other than taxes levied or imposed on ADC’s income).

b.	ADC will invoice as soon as reasonably practicable upon each delivery of Reports to Client. Invoices are due and payable within 30 days after Client’s receipt thereof.

4.	GENERAL TERMS AND CONDITIONS

a.	Each 15(c) Schedule will specify timing of submission of Client-provided data (“Contributed Data”) required to meet the anticipated project deadline for each Report Cycle. Client’s failure to comply with the timeline established in the 15(c) Schedule may preclude ADC from meeting the anticipated deadline. Modifications requested by Client may cause delays and result in additional charges, which will be communicated to Client at the time of the request.

Access Data – Confidential

b.	In connection with providing the 15(c) Services, ADC may make available to Client certain technology, products and services of ADC or its licensors (in whatever form and media) that may include Content, data, materials, files, inventions, documents, computer programs, software (including source code and object code), websites, processes, procedures, pricing, techniques, methods or other intellectual or proprietary property of ADC or its licensors (each, a “ADC Technology”). ADC hereby grants to Client a non-exclusive, non-transferable and limited right to access and use ADC Technology only for Client’s internal business purposes or as needed to access and use the 15(c) Services. Such foregoing right ends upon termination of the applicable Schedule pursuant to which the ADC Technology is made available.

c.	All current and future rights in and to any ADC Technology, and any patents, copyrights, trademarks, service marks, trade secrets, know-how and other proprietary rights of any type under the laws of any governmental authority, domestic or foreign, including rights in and to all applications and registrations relating to the foregoing shall, as between Client and ADC, at all times be and remain the sole and exclusive property of ADC. Other than the rights expressly granted to Client pursuant to this Agreement, no right, license, permission or other rights shall be created by implication or estoppel as a result of this Agreement. Client shall not modify, copy, distribute, transmit, display, publish, license, reverse engineer, disassemble, decompile, create derivative works or transfer any ADC Technology, in whole or in part, nor allow unauthorized third parties to access or use any ADC Technology. ADC reserves the right, without prior notice, to prohibit any further access to any ADC Technology where ADC determines in its sole discretion that Client has violated these terms. ADC is hereby granted a royalty-free, worldwide, perpetual, irrevocable license, including the right to grant sublicenses, to use or incorporate into the 15(c) Services and ADC Technology any suggestions, ideas, enhancement requests, feedback, or recommendations provided to ADC by Client or its users relating to the 15(c) Services or the ADC Technology.

d.	Although ADC makes reasonable efforts to ensure the accuracy and reliability of the Content, ADC does not guarantee such accuracy or reliability. The Content is either owned by ADC, licensed to ADC or Client by third parties (each an “Information Provider”), including Morningstar, Inc. (“Morningstar”) and/or Thomson Reuters Corporation, Thomson Reuters PLC and any of their current parent entities or subsidiaries from time to time (“Thomson Reuters Group”), or public information within the marketplace and can only be made available to Client to the extent that ADC receives such data, or is able to access such data, on behalf of Client; it being understood that Client shall be responsible for ensuring that it has the right to use the index data of the Information Providers identified in the Schedule(s) hereto (“Index Data”), to provide such Index Data to ADC and to authorize ADC to use the Index Data on Client’s behalf as needed to provide the 15(c) Services,. The Client acknowledges that ADC, its employees, agents, Information Providers and other third party suppliers will not be held liable for any damages suffered or incurred by Client or its customers or any other person or entity arising out of any fault, interruption or delay in any Content or out of any inaccuracy, error, omission or delay in any service supplied to Client, however such faults, interruptions, delays, inaccuracies, errors or omissions arise. UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING LOST PROFITS, REGARDLESS OF WHETHER SUCH DAMAGES COULD HAVE BEEN FORESEEN OR PREVENTED. In no event will the aggregate liability of either party to the other or to any third party for damages, direct or otherwise, arising out of or in connection with this Agreement, exceed an amount equal to the Fees billed to or paid by Client to ADC with respect to those 15(c) Services giving rise to such claim or cause of action during the twelve- month period (or such lesser period if those 15(c) Services have been provided for less than twelve months) immediately preceding the date of occurrence of the event upon which a claim is asserted, or in the case of 15(c) Services relating to a Custom Report, the total Fees paid in respect of such Custom Report (the “Damages Cap”). The limitations of liability set forth in this section shall not apply to either party’s obligation of indemnification under this Agreement.

e.	Client represents and warrants that it has obtained, and shall maintain during the term of each Schedule, as applicable, all rights described above in respect of the Index Data. Client will indemnify and hold harmless ADC, its officers, directors, employees and agents, and all information providers and other third party suppliers hereunder, from and against any and all out of pocket liabilities, direct damages, awards, settlements, losses, claims and expenses, including reasonable attorney fees and expenses and costs of investigation (collectively, “Damages”) resulting from third party claims arising from: (a) the Contributed Data; (b) any breach of the representation and warranty in the preceding sentence, or (c) third party accessing all or part of the 15 (c) Services through or by means of Client to the extent such claim, if brought by Client directly against ADC, would be excluded under this Section 4.

f.	The Reports are provided to Client for internal use only, and Client may not use the Reports or the Content for commercial or public purposes, other than such disclosure to regulators as may be necessary or appropriate in connection with fulfillment or Client’s regulatory obligations. Client agrees to comply with requirements imposed by the Information Providers; including Morningstar and Lipper Inc., a Thomson Reuters Company, in relation to information or materials which they provide. Information Providers may require Client to sign additional agreements in order to receive their information or materials in the Content and may also have the right to require that ADC terminate Client’s access to such information or materials; provided that Client receives adequate advance notice written prior to any such termination. Upon such termination, Client shall pay ADC all Fees and expenses incurred up to the effective date of termination, in accordance with this Agreement. Without limiting the generality of the foregoing, Client acknowledges that its use of the Content is also subject to, and shall comply with, (i) the terms of Exhibit A hereto as they may pertain to any of the Content that is Thomson Reuters Group data, and (ii) the terms of Exhibit B hereto as they may pertain to any of the Content that is Morningstar data.

Access Data – Confidential

g.	Client shall not remove any copyright, trademark or other proprietary notices or legends or any disclaimers that appear on or are included or embedded in the Reports and shall reproduce such notices, legends and disclaimers in Reports that Client is permitted to distribute under this Agreement in the form and manner in which such notices, legends and disclaimers appear. Client shall comply with all applicable federal, state, local and international laws, rules and regulations in connection with its access to and use of the Reports.

h.	EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO WARRANTIES, CONDITIONS, GUARANTEES OR REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED, IN LAW OR IN FACT, ORAL OR IN WRITING. WITHOUT LIMITING THE FOREGOING, NEITHER ADC NOR ANY INFORMATION PROVIDER OR OTHER THIRD PARTY SUPPLIER MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS THAT MAY BE OBTAINED FROM THE USE OF REPORTS OR CONTENT PROVIDED HEREUNDER; AND ADC AND EACH INFORMATION PROVIDER OR OTHER THIRD PARTY SUPPLIER EXPRESSLY DISCLAIMS ANY CONDITION OF QUALITY AND ANY IMPLIED WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. CLIENT HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY WARRANTY, CONDITION, GUARANTEE OR REPRESENTATION MADE BY ADC OR ANY INFORMATION PROVIDER OR OTHER THIRD-PARTY SUPPLIER, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT in connection with the 15(c) Services and any contemplated 15(c) Services, each party is expected to exchange certain information with the other (the providing party, the “Provider” and the receiving party, the “Receiver”), which may include information relating to trade secrets, systems, procedures, confidential reports, customer lists, cost information, pricing information, security procedures, shareholder lists, commission schedules, sales and/or trading strategies, computer software and tapes, programs, source codes or financial information (“Confidential Information”). The terms of this Agreement are deemed Confidential Information of both ADC and Client and shall not be disclosed to third parties except in accordance with the terms of this Section. Client, as Provider, agrees that it will only disclose such information as is necessary for ADC to perform the 15(c) Services contemplated by an applicable Schedule. The Receiver agrees that it shall use the same degree of care as the Receiver uses with respect to its own Confidential Information of like importance, but no less than reasonable care, to avoid unauthorized disclosure or use of any of the Provider’s Confidential Information. The Receiver may disclose the Confidential Information to its employees, agents and affiliates who in the Receiver’s commercially reasonable judgment have a specific and demonstrable need to know such Confidential Information solely in connection with performing the 15(c) Services and who are subject to confidentiality obligations materially consistent with this Agreement. The Receiver shall have the right to disclose Confidential Information as necessary for compliance with any legal or regulatory requirement, including court order, statute, law, rule, regulation, subpoena or other similar requirement of a competent governmental body, exchange organization or other regulatory authority. Nothing contained herein shall in any way restrict or impair the Receiver’s right to use, disclose or otherwise deal with: (i) Confidential Information, other than Personal Information, which at the time of its disclosure is part of the public domain by publication or otherwise; (ii) Confidential Information which the Receiver can show was in its possession, or the possession of any parent, subsidiary or affiliate, at the time of disclosure and which was not acquired, directly or indirectly, under any obligation of confidentiality to the Provider; iii) Confidential Information which is independently acquired or developed by the Receiver or any parent, subsidiary or affiliate without violation of the Receiver’s obligations hereunder; or (iv) where ADC is the Receiver, aggregated and/or statistical data (excluding third party licensed data) created or received in the course of providing 15(c) Services, provided that any such use does not disclose Client’s identity or any Personal Information.

i.	Personal Information provided by or on behalf of Client to ADC shall also be deemed Confidential Information hereunder. “Personal Information” means information that can be used to identify or is related to an identified person, including without limitation, name, address, contact information, age, gender, income, marital status, finances, health, employment, social security number and trading or voting activity or history, but shall not include publicly available information. With respect to any Personal Information provided by Client to ADC, and for so long as such Personal Information is in the possession of or under the control of ADC, ADC agrees to undertake and maintain security procedures, including administrative, technical and physical safeguards, which are reasonably designed to: (i) ensure the security and confidentiality of Personal Information; (ii) protect against any anticipated threats or hazards to the security or integrity of Personal Information; (iii) protect against unauthorized access to or use of Personal Information; and (iv) protect against unauthorized access to or use of such Personal Information in connection with its disposal. ADC shall not use Personal Information except in connection with providing the 15(c) Services under this Agreement. ADC represents and warrants that it, through its affiliate Broadridge Financial Solutions, Inc., has a written comprehensive information security program pursuant to laws and regulations applicable to ADC. To the extent ADC processes Personal Information as a service provider to Client, ADC will comply with the Applicable Privacy Law Annex, a current version of which can be found at https://www.broadridge.com/_assets/pdf/broadridge-2019-privacy_applicable_privacy_law_annex.pdf.

j.	This Agreement may only be amended in writing signed by authorized representatives of the parties. This Agreement constitutes the entire agreement between the parties and supersedes all previous or contemporaneous agreements, promises, representations, whether written or oral, between the parties with respect to the subject matter hereof.

Access Data – Confidential

k.	Notices. All notices that Client or ADC may be required to provide to the other pursuant to this Agreement shall be in writing and sent by registered or certified mail, postage prepaid, return receipt requested or overnight courier. Notices will be effective upon actual receipt, and shall be sent to the following addresses or such other addresses as may be communicated in writing to the other party:

If to Client:	With a copy to:
Spirit of America Management Corp
477 Jericho Turnpike
P.O. Box 9006
Syosset, NY 11791-9006

If to ADC:	With a copy to:
Access Data Corp.	Broadridge Financial Solutions, Inc.
Two Chatham Center	5 Dakota Drive, Suite 300
Pittsburgh, Pennsylvania 15219	Lake Success, NY 11042
ATTN: President	ATTN: General Counsel

l.	Neither party shall use the other party’s name or marks, refer to, or identify the other party or any of its respective affiliates in any public statement, or writing, including without limitation, notices, publicity releases, promotional or marketing materials, announcements, letters, customer listings, testimonials, or advertising without the other party’s prior written consent in each instance.

m.	The waiver by either party of a breach by the other party of any of the provisions contained in this Agreement is not to be construed as a waiver of any other breach of this Agreement by either party.

n.	ADC reserves the right to renegotiate fees for the selected modules and services in the event that the Client acquires assets from, or get acquired by, an entity which increases overall servicing requirements.

o.	In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any Law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected.

p.	Neither party may assign this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned). This Agreement shall be binding upon, and inure to the benefit of, all parties to this Agreement, their legal representatives, successors, and their assigns to the extent, but only to the extent, that assignment is provided for in accordance with, and permitted by, the provisions of this Agreement. No third parties (including any Consultants) are intended beneficiaries of this Agreement, and no such third parties shall have any right to rely upon or enforce this Agreement in any manner.

q.	This Agreement and all Schedules issued under this Agreement are governed by, and to be construed and enforced in accordance with, the Laws of the State of New York, without consideration as to its conflicts of Laws rules.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Spirit of America Management Corp	ACCESS DATA CORP.

By:	By:

Printed Name:	Printed Name:

Title:	Title:

Date:	Date:

Access Data – Confidential

EXHIBIT A

Copyright © 1999 - 2025, Thomson Reuters. All rights reserved. Thomson Reuters (Markets) LLC (“Thomson Reuters”) and its affiliates are referred to below as “Thomson Reuters”.

The “Information Product” is any data or service provided by Thomson Reuters. Thomson Reuters or its third party providers own and retain all rights, title and interest, including but not limited to copyright, trademarks, patents, database rights, trade secrets, know-how, and all other intellectual property rights or forms of protection of similar nature or having equivalent effect, anywhere in the world, in the Information Product and user is not granted any proprietary interest therein or thereto. The Information Product constitutes confidential and trade secrets of Thomson Reuters or its third-party providers. Display, performance, reproduction, distribution of, or creation of derivative works or improvements from Information Product in any form or manner is expressly prohibited, except to the extent expressly permitted hereunder, or otherwise, with the prior written permission of Thomson Reuters.

User may use the Information Product for internal purposes only. User may copy, paste and distribute internally only an insubstantial amount of the data contained in the Information Product provided that: (a) the distribution is incidental to or supports user’s business purpose, (b) the data is not distributed by user in connection with information vending or commercial publishing (in any manner or format whatsoever), not reproduced through the press or mass media or on the Internet, and (c) where practicable, clearly identifies Thomson Reuters or its third party providers as the source of the data. Data will be considered in “insubstantial amount” if such amount (i) has no independent commercial value, (ii) could not be used by the recipient as a substitute for any product or service (including any download service) provided by Thomson Reuters or a substantial part of it.

To the extent that the Information Product contains any third party data referred to in the General Restrictions/Notices page set forth on http://thomsonreuters.com/en/resources/third-party-restrictions.html, the terms set forth on such General Restrictions/Notices page shall apply to user.

User acknowledges that access to certain elements of the Information Product may cease or may be made subject to certain conditions by Thomson Reuters or upon the instructions of the third-party provider of those elements. Upon termination or expiration of this user license, all rights granted hereunder shall immediately terminate and user shall cease to use the Information Product and delete or destroy all copies thereof in its possession or control.

NEITHER THOMSON REUTERS NOR ITS THIRD-PARTY PROVIDERS WARRANT THAT THE PROVISION OF THE Information Product WILL BE UNINTERRUPTED, ERROR FREE, TIMELY, COMPLETE OR ACCURATE, NOR DO THEY MAKE ANY WARRANTIES AS TO THE RESULTS TO BE OBTAINED FROM USE OF THE SAME. USE OF THE Information Product AND RELIANCE THEREON IS AT USER’S SOLE RISK. NEITHER THOMSON REUTERS OR ITS THIRD PARTY PROVIDERS WILL IN ANY WAY BE LIABLE TO USER OR ANY OTHER ENTITY OR PERSON FOR THEIR INABILITY TO USE THE Information Product, OR FOR ANY INACCURACIES, ERRORS, OMISSIONS, DELAYS, COMPUTER VIRUS OR OTHER INFIRMITY OR CORRUPTION, DAMAGES, CLAIMS, LIABILITIES OR LOSSES, REGARDLESS OF CAUSE, IN OR ARISING FROM THE USE OF THE Information Product. THE Information Product IS PROVIDED ON AN “AS IS” BASIS AND WITHOUT WARRANTY OF ANY KIND. NO WARRANTIES EITHER EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, INFRINGEMENT OR OTHERWISE IS PROVIDED HEREUNDER.

IN NO EVENT WILL THOMSON REUTERS OR ITS THIRD PARTY PROVIDERS BE LIABLE FOR ANY DAMAGES, INCLUDING WITHOUT LIMITATION DIRECT OR INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES ARISING IN CONNECTION WITH Information Product EVEN IF THOMSON REUTERS OR ITS THIRD PARTY PROVIDERS OR THEIR REPRESENTATIVES ARE ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, LOSSES OR EXPENSES. FURTHER, THOMSON REUTERS OR ITS PARTY PROVIDERS SHALL NOT BE LIABLE IN ANY MANNER FOR REDISTRIBUTOR’S PRODUCTS OR SERVICES.

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Access Data – Confidential

EXHIBIT B

Certain of the information contained in the Reports: (1) is proprietary to Morningstar Inc. and/or its content providers; (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information. Past performance is no guarantee of future results.

Reports containing Morningstar data shall include the following copyright notice reflecting the above terms, which Client may not remove or alter:

©2025 Morningstar. All Rights Reserved. The information contained herein: (1) is proprietary to Morningstar and/or its content providers; (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information. Past performance is no guarantee of future results.

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